UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2010

Huttig Building Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (314) 216-2600
Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 3, 2010, Huttig Building Products, Inc. (the “Company”) and its wholly-owned subsidiary, Huttig, Inc., entered into an Amended and Restated Revolving Credit Agreement (the “Amended Credit Agreement”) with General Electric Capital Corporation (“GECC”), as agent, co-syndication agent and lender, Wells Fargo Capital Finance, LLC (“Wells Fargo”), as a letter of credit issuer, co-collateral agent, co-syndication agent and lender, and the other lenders signatory from time to time thereto.
The Amended Credit Agreement revises key provisions of the Company’s existing $120 million revolving credit facility (the “Facility”) as set forth below.
Term
The Amended Credit Agreement extends the maturity date of the Facility from October 20, 2011 to September 3, 2014.
Interest Rate
Under the Amended Credit Agreement, borrowings bear interest at: (i) the LIBOR rate plus an applicable margin, or (ii) the Index Rate plus an applicable margin. The applicable margins under the Amended Credit Agreement are as follows:

Average Availability	LIBOR Margin	Index Margin
>$50,000,000	2.25%	.25%
>$35,000,000 but ≤$50,000,000	2.50%	.50%
>$25,000,000 but ≤$35,000,000	2.75%	.75%
≤$25,000,000	3.00%	1.00%
Upon the closing of the Amended Credit Agreement, the applicable LIBOR margin was 2.50% and the applicable Index Margin was .50%. Prior to closing, the applicable LIBOR Margin and Index Margin were 1.25% and 0%, respectively. The interest rate margins are set quarterly based on the average availability for the preceding quarter.
Commitment Fee
Under the Amended Credit Agreement, the Company pays an unused line fee of .30% (if the average daily unused amount of the Facility is greater than $60 million) or .375% (if the average daily unused amount of the Facility is less than or equal to $60 million). Upon closing, the unused line fee was .375%, which compares to a fee of .30% prior to closing.
Financial Covenant
Under the Amended Credit Agreement, the sole financial covenant — the minimum fixed charge coverage ratio, which is required to be tested only when excess availability falls below a certain level, on a pro forma basis prior to consummation of certain significant business transactions and prior to increasing the size of the facility — has been reduced to 1.25 to 1.00 (from 1.70 to 1.00 in the existing facility). In addition, the Amended Credit Agreement reduces the excess availability level at which the covenant is required to be tested from $25 million to $10 million to $15 million (depending on the amount of the borrowing base).
Other Key Provisions Unchanged
The Amended Credit Agreement continues to provide a revolving credit facility of $120 million, which may be increased by up to $40 million, subject to certain conditions, including compliance with the financial covenant. Borrowing availability under the Amended Credit Agreement continues to be based on eligible accounts receivable, inventory and real estate and borrowings continue to be secured by substantially all of the assets of the Company and its subsidiary.
The foregoing description of the material terms of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Amended Credit Agreement.
Other than the Facility itself, there is no material relationship between the Company and GECC or Wells Fargo, except that the Company leases certain items of equipment from GECC.
A copy of the press release announcing the closing of the Amended Credit Agreement is attached hereto as Exhibit 99.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described above under “Item 1.01 Entry Into a Material Definitive Agreement” is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) The information described below under “Item 5.02(e)” is incorporated herein by reference.
(e) Richard A. Baltz has separated from his employment as Vice President — Internal Audit of the Company. In connection with such separation, on September 7, 2010, the Company and Mr. Baltz entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company agreed to pay Mr. Baltz a total of $144,833.00, such amount to be paid out on a bi-weekly schedule through February 25, 2011. The Company also agreed to pay Mr. Baltz his bi-weekly car allowance of $553.85 through February 25, 2011 and to allow him to participate in certain of the Company’s benefit programs through that date or such earlier date as he obtains other full-time employment. Under the Separation Agreement, Mr. Baltz agreed to release the Company from any claims he may have against the Company.
Mr. Baltz’s position will not be filled at this time. The Internal Audit function will now report to Philip W. Keipp, the Company’s Vice President and Chief Financial Officer, and will also continue to report to the Audit Committee of the Company’s Board of Directors.

The description of the Separation Agreement set forth above is qualified in its entirety by reference to the actual terms of the Separation Agreement, a copy of which is included as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1	Amended and Restated Revolving Credit Agreement dated as of September 3, 2010, among Huttig Building Products, Inc., Huttig, Inc., General Electric Capital Corporation, as agent, co-syndication agent and lender, Wells Fargo Capital Finance, LLC, as a letter of credit issuer, co-collateral agent, co-syndication agent and lender and the other lenders signatory thereto from time to time

10.2	Release of All Claims fully executed on September 7, 2010 between Richard Baltz and Huttig Building Products, Inc.

99.1	Press Release dated September 10, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc. (Registrant)
Date: September 10, 2010	/s/ Philip W. Keipp
Philip W. Keipp
Vice President and Chief Financial Officer